EXHIBIT 10.2

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT, made the day below written by and between Medical Staffing Direct, Inc. a Florida corporation, with a principal place of business located at 933 Clint Moore Road 33487 (hereinafter referred to as "Seller") and Medical Connections Holdings, Inc., a Florida corporation, with a principal place of business located at 2300 Glades Road Suite 202E Boca Raton, Florida 33431 (hereinafter referred to as "Buyer").

WITNESSETH:

WHEREAS, Seller had been engaged in the business of employee staffing and is currently winding up its operations;

WHEREAS, Buyer is engaged in the business of employee staffing;

WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets of Seller upon the terms and subject to the conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and covenants, representations and warranties herein made, it is hereby agreed as follows:

1.

Sale Of Assets/ Obligations.

1.1

Description of Assets.  Upon the terms and subject to the conditions provided in this Agreement, Seller shall, at the  Closing (as hereinafter defined), convey, sell, transfer, assign and deliver to Buyer, free from all labilities, debts and encumbrances, and Buyer shall purchase from Seller, those assets set forth on the attached Exhibit A (the "Property").  Seller represents to Buyer that, separate from the Property, as of the Closing, Seller shall maintain $25,000 to cover Seller’s expenses, including its expenses incurred in connection herewith (the “25,000 Amount”).  On the six month anniversary of the Closing, Seller shall deliver to Buyer any amounts remaining from the $25,000 Amount which is not expended by Seller for expenses, it being understood that Seller shall have absolute and sole discretion to expend the $25,000 Amount.

1.2

Liabilities to be Assumed.  Except as set forth on Exhibit B, Buyer shall not assume any liabilities of Seller.

1.3

Deliverables at Closing.

At the Closing:

A.

Seller shall deliver to Buyer:

(i)

an executed Bill of Sale, conveying, selling, transferring and assigning to Buyer the Property, free and clear of any defects, liens, encumbrances, charges and equities whatsoever, in the form attached as Exhibit C;

(ii)

a certified copy of resolutions of Seller’s  Board of Directors and shareholders approving this Agreement, and related documents in the transaction contemplated hereby, and a good standing certificate dated a date reasonably close to the closing date from the Division of Corporations, State of Florida;

(iii)

evidence that the UCC 1 Financing Statements set forth on Exhibit E have been satisfied; and

(iv)

evidence that a Note Termination and Release Agreement (the “Note Termination Agreement”) has been entered with each holder of 18 month 8% Subordinated Secured Convertible Promissory Notes (each a “Noteholder”) substantially in the form of Exhibit D annexed hereto, whereby each Noteholder has agreed to forever release their rights to, among other things, receive payments under the Notes upon such terms and conditions as set forth therein.

B.

Buyer shall deliver to Seller:

(i)

a certified copy of resolutions of its Board of Directors approving this Agreement, and related documents in the transaction contemplated hereby, a good standing certificate from the Division of Corporations, State of Florida; dated a date reasonably close to the date of Closing ;and

(ii)

the Units (as defined in Section 2 of this Agreement) in the denominations and in the names of those persons as directed by Seller.

C.

At or after Closing, upon the other party’s reasonable request, Seller or Buyer, as the case may be, shall execute and deliver, at the sole expense of Buyer such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as the other party  shall reasonably request in order to vest, confirm or evidence in Buyer title to all or part of the Property intended to be conveyed, sold, transferred, assigned and delivered to Buyer under this Agreement.

1.4

Seller shall indemnify and hold harmless Buyer from any and all Federal, State, personal property taxes, or any other, tax claims or tax liens of any nature or kind whatsoever, or any other lien, charge or encumbrance with respect to the Assets, which shall have arisen prior to Closing or which shall arise thereafter with respect to the business of Seller conducted prior to Closing.

2.

Purchase Price.  In full and complete satisfaction of the purchase price for the Property, at the Closing, Buyer shall deliver to Seller a total of 1,310,344 Units of Buyer’s securities, each unit consisting of one share of the Buyer's Common Stock, and two Common Stock Purchase Warrants, each warrant entitling the holder thereof to purchase one additional share of the Buyer's Common Stock at an exercise price of $0.75 per share (the “Units”).  The Units shall be issued to the Noteholders in such denominations as directed by Seller.

3.

No Assumption of Liabilities.

3.1

Buyer does not assume and Buyer shall not, by the execution or performance of this Agreement, or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Seller, matured or contingent, known or unknown.

3.2

Seller makes no representations and provides no warranty whatsoever concerning the value or collectibility of the accounts receivable contained in the Property.

4.

Fair Value of Property.  The Purchase Price has been determined by negotiations between Buyer and Seller, and Buyer and Seller agree that such price reflects the accurate fair value of the Property.  Further, the Buyer and Seller acknowledge that the Notes are in default, and the Noteholders have the right, as secured creditors to foreclose upon the assets of Seller and sell such assets and that in lieu of such foreclosure, have agreed to enter into the Note Termination Agreement.

5.

Closing.  The Closing of this transaction shall occur on the date of this Agreement at the office of Seller's attorney, Jeffrey G. Klein, 2600 North Military Trail, Suite 270 Boca Raton, Florida 33431 or at such other location as agreed to by the parties, provided, however, the Closing shall not occur unless all of the conditions as set forth in Section 1.3 A have been satisfied or waived by the parties.

This Agreement may be terminated by the Buyer, in its sole and absolute discretion without liability to any party if Closing has not occurred by March 31, 2008.

6.

Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that:

6.1

Buyer is duly organized, validly existing and in good standing under the laws of the State of Florida, with full power to enter into and carry out its obligations under this Agreement. Neither the execution nor performance of this Agreement will violate the Articles of Incorporation of Buyer, or any indenture, contract or other commitment to which Buyer is a party, or by which it is bound, or will be in conflict with, or result in or constitute a breach or default on the part of Buyer (or an occurrence which by the lapse of time and/or the giving of notice, would constitute a breach or default on the part of the Buyer) under any such indenture, contract or other commitment.

6.2

This Agreement constitutes the valid and binding obligation of Buyer, and this Agreement and the consummations of the transactions contemplated hereby have been duly authorized on behalf of Buyer by all requisite corporate action, including authorization by the Board of Directors of Buyer.

6.3

Buyer's Common Stock trades on the Over the Counter Bulletin Board. Buyer files periodic reports with the Securities and Exchange Commission. The reports filed with the Securities and Exchange Commission accurately reflect the business and operations of the Buyer and are incorporated by reference.

7.

Representations and Warranties of Seller.

7.1

Seller has the full power and authority to carry on its business in the manner heretofore carried on by it, and Seller has complied with all laws, regulations and orders applicable to the operation of its business.

7.2

By virtue of the deliveries made at Closing, Buyer will obtain good and marketable title to the Property to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Agreement, free and clear of all liens, encumbrances, shares and equities of any nature whatsoever.

7.3

All Federal, state and other tax returns and reports of Seller required by law to be filed have been duly filed, and all federal, state and other taxes, assessments, fees and other governmental charges upon Seller with respect to its properties, assets, incomes, franchises or business which are due and payable have been paid.

7.4

No representation or warranty by Seller in this Agreement or in any Exhibit, nor any statement or certificate furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained and therein not misleading.

7.5

Seller is duly organized, validly existing and in good standing under the laws of the State of Florida, with full power to enter into and carry out its obligations under this Agreement. Neither the execution nor performance of this Agreement will violate the Articles of Incorporation of Seller, or any indenture, contract or other commitment to which Buyer is a party, or by which it is bound, or will be in conflict with, or result in or constitute a breach or default on the part of Seller (or an occurrence which by the lapse of time and/or the giving of notice, would constitute a breach or default on the part of the Seller) under any such indenture, contract or other commitment.

7.6

This Agreement constitutes the valid and binding obligation of Seller, and this Agreement and the consummations of the transactions contemplated hereby have been duly authorized on behalf of Seller by all requisite corporate action, including authorization by the Board of Directors, the sole shareholder of Seller as well as the Noteholders.

7.7

There are no claims, actions, suits, proceedings or investigations currently pending, or to Seller’s knowledge, threatened against Seller or the Property.

8.

Survival.  Each of the representations, warranties and agreements, including the indemnification provided for in Section 9 herein, contained in this Agreement shall survive the Closing for a period of twelve (12) months.

9.

Breach Of Agreement And Indemnification.  Seller and Buyer shall indemnify and hold harmless each other from and against any liability, loss, damage, cost or expense, including reasonable attorneys’ fees arising out of any breach of any warranty, representation or agreement made by the other contained in this Agreement.  In no event shall either party be liable to the other for any punitive, exemplary, incidental or special damages of for lost profits, diminution in value, business interruption or a loss of reputation in any case relating to any claim for indemnification under this Agreement.

10.

Notices.  Any notice or other communication required or permitted to be given to Buyer or Seller under this Agreement shall be deemed to have been given when actually delivered in writing in person to the other party, or five (5) days after being deposited in the United States mail, certified, return receipt requested, addressed to Buyer or Seller, as the case may be, as may be changed from time to time upon written notice.

11.

Merger/Amendments.  This Agreement embodies the entire representations, warranties, agreements and conditions in relation to the subject matter hereof, and no representations, warranties, understandings or agreements, oral or otherwise, in relation thereto exist between the parties except as herein expressly set forth. This Agreement may not be amended or terminated orally but only as expressly provided herein or by an instrument in writing duly executed by the parties hereto.

12.

Parties.  This Agreement and the various rights and obligations arising hereunder shall inure only to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

13.

Invalidity.  The invalidity or unenforceability of any term or provision of this Agreement of the application of such term or provision to any person or circumstance shall not impair or affect the remainder of this Agreement, and its application to other persons and circumstances and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect.

14.

Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida with jurisdiction for any dispute in Palm Beach County, Florida. In the event of any litigation, the prevailing party shall be entitled to recover all costs including attorneys' fees.

15.

Counterparts; Electronic Delivery.  This Agreement may be executed in one or more counterparts and delivered by facsimile or other similar electronic means (such as an e-mail exchange of .pdf, .tif or similar files), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

IN WITNESS WHEREOF, this Agreement has been executed on this ___day of ________________, 2008

WITNESSES:	SELLER:

Medical Staffing Direct, Inc.

	By:	/s/ BRIAN TOLLEY
Name: Brian Tolley
Title: CIO

BUYER:

Medical Connections Holdings, Inc.

	By:	/s/ JOSEPH AZZATA
Name: Joseph Azzata
Title: CEO